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                                                                    Exhibit 99.2


                                  PRESS RELEASE

 J2 COMMUNICATIONS AND SHAREHOLDERS EXECUTE PREFERRED STOCK AND WARRANT PURCHASE
                                    AGREEMENT

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        Los Angeles, California. April 25, 2002.

        J2 Communications, owner of the National Lampoon trademark, announced today that it has entered into a binding preferred stock and warrant purchase agreement with National Lampoon Acquisition Group, LLC and certain purchasers named therein. The purchase agreement and the other transaction documentation contemplated thereby represents the definitive documentation required to effect the terms of the transactions contemplated by the non-binding letter of intent referred to in the Company's press release issued on January 30, 2002, as such terms were further negotiated by the parties following the execution of the letter of intent, in particular following the Company's de-listing from the Nasdaq SmallCap Market, which de-listing became effective as of the opening of business on March 25, 2002.

        The transactions contemplated by the purchase agreement, if consummated, will settle the ongoing litigations among the Company, Mr. James P. Jimirro, the Company's Chairman, President and CEO, and certain of the Company's shareholders, including Messrs. Daniel S. Laikin, Paul Skjodt and Timothy Durham, and their affiliates (collectively referred to hereinafter as the "NLAG Group").

        The purchase agreement provides, without limitation, that the purchasers will purchase, for $3,524,400, 35,244 units, each unit consisting of a share of newly authorized convertible preferred stock of the Company and a five-year warrant to purchase 28.169 shares of the Company's common stock at a purchase price of $3.55 per share prior to the second anniversary of the date of the issuance of the warrant and $5.00 per share from and after such anniversary. In addition, National Lampoon Acquisition Group or its designees will have the option to purchase up to 29,256 additional units, at an exercise price of $100 per unit, on or before the earlier of January 25, 2003 or the date 90 days after the Company's common stock is re-listed for trading on the Nasdaq SmallCap Market or listed on any other national exchange or quotation system.

        The purchase agreement further provides that the Company will call an annual meeting of its shareholders to be held on or before June 15, 2002.

        The purchase agreement also provides that at the closing Mr. Jimirro's current employment contract with the Company will be replaced with a new employment contract and that Mr. Jimirro and the NLAG Group will enter into a voting agreement providing for the composition of a new Board of Directors. Pursuant to the voting agreement, the Board of Directors would initially consist of three nominees of Mr. Jimirro, three nominees of the purchasers, and one director mutually agreed upon by the parties. Mr. Jimirro will remain as CEO, President and Chairman of the Board of Directors of the Company following the closing. Mr. Laikin will join the Company as its Chief Operating Officer.


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        The obligations of the parties under the purchase agreement are subject to various closing conditions set forth therein and, accordingly, there can be no assurance that the transactions contemplated by the purchase agreement will be consummated.

        The Company will file a complete copy of the purchase agreement with its filings with the Securities and Exchange Commission, which filings are available on the SEC's website at sec.gov.

                             About J2 Communications

        J2 Communications (NASDAQ: JTWO) owns National Lampoon, one of the leading brands in comedy. National Lampoon is active in a broad array of entertainment activities, including feature films, television programming, interactive entertainment, home video, comedy audio CD's and book publishing.

        The new National Lampoon movie, "National Lampoon's Van Wilder," is playing in theaters now.

        For more information contact:              James P. Jimirro
                                                   310/474-5252


                           Forward-looking Statements

        This press release contains forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include the ability of the parties to the purchase agreement to consummate the transactions contemplated thereby and other risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.